EXHIBIT 8



                               March 13, 2003

GFSI, Inc.
9700 Commerce Parkway
Lenexa, Kansas  66219

      Re: Exchange of GFSI, Inc. 9 5/8% Series B Senior Subordinated Notes due 2007 for Outstanding GFSI, Inc. 9 5/8% Series A Senior Subordinated Notes due 2007
           ----------------------------------------------------------


Ladies and Gentlemen:

         We have acted as special counsel and special tax counsel to GFSI, Inc., a Delaware corporation (the "Company"), in connection with the proposed exchange offering (the "Exchange Offering") of $9.9 million aggregate principal amount of the Company's 9 5/8% Series B Senior Subordinated Notes due 2007 (the "New Notes") for any and all outstanding 9 5/8% Series A Senior Subordinated Notes due 2007 (the "Old Notes"). Both the Old Notes and New Notes have been or will be issued under an indenture, dated as of December 31, 2002, between the Company and State Street Bank and Trust Company (the "Indenture").

         In preparing our opinion, we have reviewed the registration statement on SEC Form S-4 prepared by the Company in connection with the Exchange Offering (the "Registration Statement"), the Indenture, and such other documents as we believed necessary for purposes of delivering this opinion. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations (the "Regulations"), and public administrative and judicial interpretations of the Code and the Regulations, all of which are subject to change, possibly with retroactive effect.

         Based on the foregoing, we hereby confirm our opinion as to certain matters of law or legal conclusions as set forth under "Federal Income Tax Consequences" (the "Discussion") in the prospectus (the "Prospectus") forming a part of the Registration Statement.

         The Discussion does not cover all aspects of United States federal income taxation that may be relevant to, or the actual tax effect that matters described therein will have on, any particular holder, and it does not address foreign, state or local tax consequences.

         Our opinion may change if (i) the applicable law changes, (ii) any of the facts with respect to the Exchange Offering as included in the Registration Statement or the Indenture, or (iii) the conduct of the parties is materially inconsistent with the facts reflected in the Registration Statement or the Indenture.

         Our opinion represents only our legal judgment based on current law and the facts as described above. Our opinion has no binding effect on the Internal Revenue Service or the courts. The Internal Revenue Service may take a position contrary to our opinion, and if the matter is litigated, a court may reach a decision contrary to our opinion.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to Mayer, Brown, Rowe & Maw under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.



                                             Sincerely,


                                             /s/ Mayer, Brown, Rowe & Maw
                                             -----------------------------
                                             MAYER, BROWN, ROWE & MAW